A Letter from Investment Commission, Ministry of Economic Affairs, Taiwan, R. O. C.

Address: Fl. 8, No. 7, Sec. 1, Roosevelt Rd., Taipei.
Coordinator: Ms. Yeh
Phone Number: +886-2-3343-5700#767
Email address: sfyesh@moeaic.gov.tw

B302C, Fl. 3, No. 185, Kewang Rd., Longtan Township,
Taoyuan County.

Attention: Lin, Mu-Jen, the representative of San Lotus Holding Inc. of the U. S.

This letter is issued on 21st, May, 2012

Serial No. of this letter: Jin-Shen-Yi-Zi 10100209650

Category: Regular

Terms of Encryption and Decryption: General

Subject: (Case No. Foreign 29203) The application for your company to investing in Green Forest (綠林) Management Consulting Inc., or “Green Forest”, is hereby approved. This letter is served for your reference.

Description:

1. This letter is a reply to your application form dated May 17, 2012 and a fax, dated May 18, 2012, for the correction of the application form.

2. We, under the Statue for Investment by Foreign Nationals, hereby approve that:

(1) Your company is to invest in Green Forest and engage in following lines of business:

   (i) I102010 Investment Consulting

   (ii) I103060 Management Consulting

   (iii) I199990 Other Consulting Services

   (iv) ZZ99999 In addition to the above, various lines of business that are not restricted or banned by laws or regulations.

Should there be amendment or alteration to the lines of business operated by your company, a previous approval shall be required. Lines of business listed in the Negative List for Investment by Overseas Chinese and Foreign Nationals are not permitted. Should the shares and amount of contribution of Green Forest, owned by your company and other overseas Chinese or foreign nationals, in total, exceed one-third of the shares issued or paid-in capital of Green Forest, a specified plan, on a case by case basis, for the reinvestment made by Green Forest shall be prepared and sought for a prior approval from this Commission.

(2) Your company is allowed to remit foreign currencies equivalent to New Taiwan Dollars “NTD” 1,000,000,000 as an investment for shares. NTD 999,500,000 out of the investment is to be used for subscribing to the shares, with par value of NTD 10 per share, issued by Green Forest; NTD 500,000 for purchasing shares owned by domestic shareholders at the price of NTD 10 per share. Such remittance is to be completed within one (1) year upon receipt of this Letter. The approval of this investment application shall be void should your company fail to commence the investment within such period. Should the investment partly not be made within such period due to justified course, your company may apply to this Commission for an adjournment to complete the investment. Failing to submit the adjournment application shall cause the approval on the incomplete part of the investment to be void. (Names of domestic selling shareholders: 25,000 shares owned by Chiang, Yu Chang; 25,000 shares owned by Yu, Chien Yang.)

(3) The selling price of shares shall be made on a reasonable and proper basis. Tax authorities shall levy under relevant laws or regulations should the transaction of shares be involved with taxation issues.

Original of this Letter to: Lin, Mu Jen on behalf of San Lotus Holding Inc.

Copies of this Letter to: Environmental Protection Administration, Foreign Currency Bureau of Central Bank, Industrial Investment Bureau of Ministry of Economic Affairs, Section 4 of this Commission.